Investor and Media Contact:
Reid Cox
(209) 926-3417
rcox@pacwest.com

Pac-West Telecomm Announces First Quarter 2005 Results

•	Revenues in the first quarter decreased 19.9% from the fourth quarter, primarily as a result of settlements received in the fourth quarter, and decreased 4.4% from the first quarter of 2004
•	Minutes of use achieved record levels in the first quarter, growing 2.5% from the fourth quarter and 8.0% from the first quarter of 2004
•
Net income of $17.3 million was achieved in the first quarter resulting primarily from a gain of $24.0 million on the sale of enterprise customer base, compared with a net loss of $55.6 million in the fourth quarter, and a $7.2 million net loss in the first quarter of 2004

•
Cash, cash equivalents and short-term investments decreased to $21.9 million at the end of the first quarter from $42.8 million at the end of the fourth quarter primarily due to the extinguishment of a $40.0 million senior secured note

Stockton, CA - May 5, 2005 - Pac-West Telecomm, Inc. (Nasdaq: PACW), a provider of communications services to customers in the Western U.S., today announced its results for the first quarter 2005.

Hank Carabelli, Pac-West’s President and CEO, said, “Our first quarter results are on track to achieve our 2005 goals to reduce debt and associated interest expense, position the company for net income, and successfully refocus the company to aggressively pursue a more efficient business model - enabling our customers to deliver IP-based voice services to their end-users. The first quarter was marked by several achievements. In our core service provider business, we achieved a second consecutive quarter of record customer usage on our network. We concluded the sale of our enterprise customer base, retaining the underlying network to focus the company on expanding services to our large service provider customer base and new customer segments, including VoIP providers. We used the proceeds from this sale, as well as cash on hand, to repay a $40.0 million senior secured note and retire related warrants, significantly reducing our debt, interest expense, and potential shareholder dilution. I am very pleased to report that over the course of four years, Pac-West has paid down its senior notes from $150.0 million with an associated annualized interest expense of $20.3 million, to $36.1 million with an annualized interest expense of $4.9 million.”

Carabelli continued, “In February, we launched our VoiceSource solution which offers communications providers, such as carriers, cable operators, and VoIP providers, a single source for the key components required to deliver IP-based local phone service. We are pleased with sales to date and plan to expand on these services to fuel the growth in VoIP. We believe our vision of enabling any company to become a phone company is very much in line with the needs of the market and the goals of regulators.”

Operating Highlights

Total minutes of use achieved record levels in the first quarter of 2005, increasing 2.5% to 12.2 billion from 11.9 billion in the fourth quarter of 2004, and increasing 8.0% from 11.3 billion in the first quarter of 2004.

Financial Highlights

	Three months ended
	Mar. 31,	Dec. 31,	Mar. 31,
($millions, except per share amounts)	2005	2004	2004
Total revenues	$28.1	$35.1	$29.4
Net income (loss)	$17.3	$(55.6)	$(7.2)
Income (loss) per share diluted	$0.45	$(1.52)	$(0.20)
Cash, cash equivalents & short-term investments	$21.9	$42.8	$32.0
Minutes of Use (billions)	12.2	11.9	11.3

Revenues - Pac-West’s total revenues for the first quarter of 2005 decreased 19.9% to $28.1 million from $35.1 million in the fourth quarter of 2004 primarily due to a $5.9 million settlement received from SBC in the fourth quarter of 2004. No settlements were received in the first quarter of 2005. Total revenues for the first quarter of 2005 decreased 4.4% from $29.4 million in the first quarter of 2004 primarily due to customers disconnecting lines not in use and the impact of the sale of the enterprise customer base. This decline was partially offset by an increase in minutes of use over our network.

Expenses - Network expenses increased 9.3% to $10.6 million in the first quarter of 2005 from $9.7 million in the fourth quarter of 2004 primarily due to the absence of supplier credits received in the first quarter of 2005. Network expenses were relatively constant in the first quarter of 2005 compared to $10.5 million in the first quarter of 2004.

Selling, general and administrative expenses (SG&A) were $14.7 million in the first quarter of 2005, a decrease of 2.6% from $15.1 million in the fourth quarter of 2004 primarily due to legal costs incurred in the fourth quarter associated with the pending sale of Pac-West’s enterprise customer base. SG&A for the first quarter of 2005 increased 3.5% from $14.2 million in the first quarter of 2004 primarily due to employee compensation for those employees who were affected by the sale of the enterprise customer base during the first quarter of 2005.

Net Income/Loss - Net income for the first quarter of 2005 was $17.3 million, after giving effect to a gain of $24.0 million on the sale of the enterprise customer base, compared to a net loss for the fourth quarter of 2004 of $55.6 million, after giving effect to non-cash impairment charges of $54.9 million, and a net loss of $7.2 million for the first quarter of 2004. Net income for the first quarter of 2005 also included a $2.1 million loss related to the prepayment of the senior secured note. Pac-West utilized the proceeds from the sale of its enterprise customer base, as well as cash on hand, to prepay in full its senior secured note with Deutsche Bank, and retired the related warrants to acquire up to 26,666,667 shares of Pac-West’s common stock in connection with the senior secured note.

EBITDA - (Earnings before interest, net, income taxes and depreciation and amortization.) EBITDA for the first quarter of 2005 increased to $24.4 million from $(44.7) million for the fourth quarter of 2004 and from $4.7 million for the first quarter of 2004 primarily due to the factors described above. See reconciliation of non-GAAP financial measures below.

Liquidity - As of March 31, 2005, the company’s cash, cash equivalents and short-term investments were $21.9 million, a decrease of $20.9 million from $42.8 million at December 31, 2004. The decrease in cash, cash equivalents and short-term investments at March 31, 2005 was primarily due to the extinguishment of the senior secured note on March 11, 2005.

Reconciliation of Non-GAAP Financial Measures

Although EBITDA is not a measure of financial performance under generally accepted accounting principles, the company believes EBITDA is a common measure used by analysts and investors to evaluate its operational performance. Management also uses EBITDA as an internal measurement tool, and accordingly, believes that the presentation of EBITDA provides useful and relevant information. The reconciliation of net income to EBITDA for the periods presented is:

	Three months ended
	Mar. 31,	Dec. 31,	Mar. 31,
($millions)	2005	2004	2004
Net income (loss)	$17.3	$(55.6)	$(7.2)
Interest expense, net	2.8	3.3	2.8
Income tax expense	0.5	-	-
Depreciation and amortization	3.8	7.6	9.1
EBITDA	$24.4	$(44.7)	$4.7

Investor Call

Management is holding an investor conference call on Thursday, May 5, 2005 at 2:00 p.m. PT/5:00 p.m. ET to discuss the quarterly results. Investors are invited to participate by dialing 1-888-291-0829 or 706-679-7923. A live webcast will be available on Pac-West’s website at www.pacwest.com/investor. A replay will be available through May 18, 2005 by dialing 1-800-642-1687 or 706-645-9291 (passcode # 5583985).

Supplemental Financial and Operational Data

Additional supplemental financial and operational data can be accessed in a summary that is posted on Pac-West’s website at www.pacwest.com/investor/supplemental. Pac-West’s filings with the SEC are also available online at www.pacwest.com/investor.

About Pac-West Telecomm, Inc.

Founded in 1980 and first incorporated in 1981, Pac-West Telecomm, Inc. has been offering telephone service to its customers since 1982. Pac-West's network averages over 120 million minutes of voice and data traffic per day, and carries an estimated 20% of the dial-up Internet traffic in California. In addition to California, Pac-West has operations in Nevada, Washington, Arizona, and Oregon. For more information, please visit Pac-West’s website at www.pacwest.com.

Forward-Looking Statements

In this press release, our use of the words "outlook," "expect," "anticipate," "estimate," "forecast," "project," "likely," "objective," "plan," "designed," "goal," "target," and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors that are described in our Annual Report on Form 10-K for the period ended December 31, 2004, as filed with the SEC on March 30, 2005, which may be revised or supplemented in subsequent reports filed by us with the SEC. Such risk factors include, but are not limited to: our level of indebtedness; an inability to generate sufficient cash to service our indebtedness; regulatory and legal uncertainty with respect to intercarrier compensation payments received by us; the inability to expand our business as a result of the unavailability of funds to do so; the migration to broadband Internet access affecting dial-up Internet access; the loss of key executive officers could negatively impact our business prospects; an increase in our network expenses which could result if the migration of our enterprise customer base to U.S. TelePacific Corp. occurs sooner or later than contemplated; and our principal competitors for local services and potential additional competitors have advantages that may adversely affect our ability to compete with them.

Pac-West Telecomm, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share amounts)
	Three Months Ended
	March 31,
	(unaudited)
	2005	2004

Revenues	$28,131	$29,423
Costs and expenses:
Network expenses (exclusive of depreciation shown separately below)	10,566	10,492
Selling, general and administrative	14,673	14,231
Depreciation and amortization	3,750	9,085
Restructuring charges	384	-
Total operating expenses	29,373	33,808
Loss from operations	(1,242)	(4,385)
Interest expense, net	2,806	2,781
Other (income) expense, net	(21,896)	(4)
Income (loss) before income taxes	17,848	(7,162)
Income tax expense	509	3
Net income (loss)	$17,339	$(7,165)

Basic weighted average number of shares outstanding	36,803	36,608
Diluted weighted average number of shares outstanding	38,889	36,608
Basic net income (loss) per share	$0.47	$(0.20)
Diluted net income (loss) per share	$0.45	$(0.20)

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)	Mar. 31, 2005
	(unaudited)	Dec. 31, 2004

Cash, cash equivalents and short-term investments	$21,868	$42,766
Trade accounts receivable, net	9,665	12,774
Prepaid expenses and other current assets	7,142	5,316
Total current assets	38,675	60,856
Property and equipment, net	38,269	43,413
Other assets, net	1,734	2,783
Total assets	$78,678	$107,052

Accounts payable and accrued liabilities	$10,547	$15,665
Other current liabilities	6,802	8,407
Total current liabilities	17,349	24,072
Long-term debt	39,146	64,387
Other liabilities, net	698	1,004
Total liabilities	57,193	89,463
Stockholders' equity	21,485	17,589
Total liabilities and stockholders' equity	$78,678	$107,052

Certain prior period amounts have been reclassified to conform to current period presentations.